As filed with the Securities and Exchange Commission on September 26, 2006

Registration No. 333-137487

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

PRE-EFFECTIVE AMENDMENT NO. 1

To

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

______________________

ADUDDELL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	1700	73-1587867

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1601 N.W. Expressway Oklahoma City, Oklahoma 73118 (405) 810-2969

Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Reggie Cook Chief Financial Officer 1601 N.W. Expressway Oklahoma City, Oklahoma 73118 (405) 810-2969

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

David J. Ketelsleger, Esq. McAfee & Taft A Professional Corporation 10th Floor, Two Leadership Square, 211 North Robinson Oklahoma City, Oklahoma 73102 (405) 235-9621

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee

Common stock, par value $0.0001 per share	486,266 (1)	$0.68	$330,661	$
Common stock, par value $0.0001 per share	100,000 (2)	$0.68	$ 68,000	$
Common stock, par value $0.0001 per share	100,000 (3)	$0.68	$ 68,000	$
Common stock, par value $0.0001 per share	200,000(4)	$0.68	$136,000	$
TOTAL	886,266		$602,661	$64.00

_______________

(1)	Represents shares issuable upon exercise of an option to purchase shares of the Company’s common stock issued to Tim Crawford.

(2)	Represents shares issuable upon exercise of an option to purchase shares of the Company’s common stock issued to James Lee Whitt Associates..

(3)	Represents shares issuable upon exercise of a warrant to purchase shares of the Company’s common stock issued to Sanders Morris Harris Inc.

(4)	Represents shares issuable upon exercise of an option to purchase shares of the Company’s common stock issued to Westwind Communications.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of Aduddell Industries, Inc. common stock as reported on the OTC Bulletin Board on September 12, 2006.

PROSPECTUS

886,266 Shares

Aduddell Industries, Inc.

Common Stock

_________

This prospectus relates to an aggregate of 886,266 shares of common stock, $0.001 par value, which may be issued upon the exercise of outstanding options and warrants. In connection with the sale of the options and warrants, we agreed to register the shares of common stock issuable upon exercise of the options and warrants. Each warrant entitles the holder, upon exercise, to purchase one share of our common stock at a price of:

•	In the case of Tim Crawford, $0.10 per share for each of the 486,266 options granted to him (the “Crawford Options”);

•	In the case of James Lee Whitt Associates, $0.70 per share for each of the 100,000 options granted to it (the “Whitt Options”);

•	In the case of Sanders Morris Harris Inc., $0.80 per share for each of the 100,000 warrants granted to it (the “SMH Warrants”); and

•	In the case of Westwind Communications, $0.08 per share for each of the 200,000 options granted to it (the “Westwind Options”).

_______________

Our common stock is traded on the OTC Bulletin Board and is quoted under the symbol ADDL.OB.

For information on the possible methods of sale that may be used by the Company, you should refer to the section entitled "Plan of Distribution" beginning on page 3.

Our address is 1601 N.W Expressway, Oklahoma City, Oklahoma 73118 and our telephone number is (405) 810-2969.

You should read this prospectus and any prospectus supplement carefully before you invest.

	Total(1)	Per Share(1)(2)
Price	$241,627	$0.24
Underwriter’s Discounts and Commissions	$0	$0
Net Proceeds	$214,627	$0.24

_______________

(1)	These amounts presume that all options and warrants are exercised.
(2)	Per share exercise price is based on a weighted average of the exercise prices of all of the options and warrants which are the subject of this prospectus.

See "Risk Factors" beginning on page 1 for a discussion of matters that you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus is ______, 2006.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	1
Forward Looking Statements	1
The Offering	2
Use of Proceeds	2
Determination of Offering Price	3
Dividend Policy	3
Legal Matters	3
Experts	3
Indemnification	3
Plan of Distribution	3
Material Changes	4

____________________

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

We have filed with the Commission a registration statement and related exhibits on Form S-3 under the Securities Act of 1933, as amended. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to that reference.

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference in this prospectus the information we file with the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents filed with the Commission pursuant to Section 13 and other Sections of the Securities Exchange Act of 1934, excluding any information furnished and not filed with our current reports incorporated herein by reference:

•	Current Reports on Form 8-K (No.000-24684) filed June 13, 2006 and July, 10, 2006;
•	Annual Report on Form 10-K (No.000-24684) for the year ended December 31, 2005 filed March 15, 2006;
•	Annual Report on Form 10-K/A (No.000-24684) for the year ended December 31, 2005 filed April 19, 2006;
•	Quarterly Report on Form 10-Q (No.000-24684) for the quarter ended March 31, 2006 filed May 15, 2006;
•	Quarterly Report on Form 10-Q (No.000-24684) for the quarter ended June 30, 2006 filed August 14, 2006;
•

Description of our common stock contained in our registration statement on Form S-3 filed with the Commission on August 2, 2000, including any amendments or reports filed for the purpose of updating such description; and

•

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to Aduddell Industries, Inc., Attention: Ron Carte, 1601 N.W. Expressway, Oklahoma City, OK 73118.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and financial statements that we incorporate by reference and related notes appearing elsewhere in this prospectus. Unless the context otherwise requires, all references in this prospectus to “Aduddell Industries,” “our,” “us,” and “we” refer to Aduddell Industries, Inc. and its subsidiaries, as a combined entity, except where it is clear that such term means only Aduddell Industries, Inc.

A summary of the business and operations of Aduddell Industries is included in our Form 10-K/A filed with the Commission on April 19, 2006, which is incorporated herein by reference. Our offices are located at 1601 N.W. Expressway, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 810-2969.

RISK FACTORS

A discussion of the risk factors relating to an investment in us is included in our Form 10-K/A filed with the Commission on April 19, 2006, which is incorporated herein by reference. You should carefully consider the risk factors discussed in the Form 10-K/A, together with all of the other information included in this prospectus, before you decide whether to exercise your options or warrants.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in our Form 10-K/A, which is incorporated herein by reference, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	outcomes of government reviews, inquiries, investigations and related litigation;
•	continued compliance with government regulations;
•	legislation or regulatory environments, requirements or changes adversely affecting the business in which we are engaged;

•	fluctuations in customer demand;
•	management of rapid growth;
•	general economic conditions;
•	our business strategy and plans;
•	future operating costs of our services; and
•	the results of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

THE OFFERING

We are registering all of the shares issued or issuable to various parties upon exercise of the Crawford Options, the Whitt Options, the SMH Warrants and the Westwind Options in the registration statement of which prospectus is a part.

USE OF PROCEEDS

The amount of the proceeds we will receive from the shares covered by this prospectus depends on the number of options and warrants exercised. Subject to the discussion below, if all of the options and warrants are exercised, our gross proceeds from the sale of the shares of common stock pursuant to the exercise of the options and warrants will be $214,627. We expect net proceeds, which are what we will receive after paying the estimated expenses of this offering, to be approximately $214,627. For the purpose of estimating net proceeds, we are assuming that the offering price will be:

•	$0.10 per share for the 486,266 shares of common stock issued or issuable pursuant to the Crawford Option;
•	$0.70 per share for the 100,000 shares of common stock issued or issuable pursuant to the Whitt Option;
•	$0.80 per share for the 100,000 shares of common stock issued or issuable pursuant to the SMH Warrant; and
•	$0.08 per share for the 200,000 shares of common stock issued or issuable pursuant to the Westwind Option;

which in each case is the exercise price of the relevant options or warrants. We intend to use the net proceeds for working capital, to pay down our line of credit or for other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The offering price for the shares covered by this prospectus is the exercise price of the options and warrants, which was determined at the time the options and warrants were issued.

DIVIDEND POLICY

We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund our future growth. We do not expect to pay any dividends on our common stock for the foreseeable future.

LEGAL MATTERS

McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, will issue an opinion to us about certain legal matters relating to the securities which are the subject of this prospectus.

EXPERTS

The consolidated financial statements of Aduddell Industries, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, incorporated by reference in this registration statement, have been audited by Sutton Robinson Freeman & Co., P.C., independent registered public accounting firm, as set forth in their report appearing in the Form 10-K/A filed on April 19, 2006, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION

Section 1031 of the Oklahoma General Corporation Act, under which act we are incorporated, authorizes the indemnification of officers and directors in certain circumstances. Our Amended and Restated Certificate of Incorporation and our Bylaws provide indemnification of directors, officers and agents to the extent permitted by Oklahoma General Corporation Act. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

The securities covered by this prospectus will be distributed solely to existing optionholders and warrantholders upon exercise of their options or warrants. The options and warrants are immediately exercisable as of the effective date of the registration statement of which this prospectus is a part. The shares of common stock issued upon exercise of the options and warrants will be freely tradable, except that sales by optionholders or warrantholders who are our affiliates will be subject to Rule 144 as promulgated under the Securities Act.

We do not know if or when the options and warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.

MATERIAL CHANGES

None.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses to be paid by the registrant in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$64
*Legal Fees and Expenses	$7,500
*Accounting Fees and Expenses	$3,000
*Printing Expenses	$500
*Blue Sky Fees	$1,000
*Transfer Agent Fees & Expenses	$1,000
*Miscellaneous	$5,000
*Total	$18,064

________________

* Estimated.

Item 15. Indemnification of Directors and Officers

The information contained under the heading “Indemnification” in the prospectus is incorporated herein by reference.

Item 16. Exhibits

See Exhibit Index.

Item 17. Undertakings

Pursuant to Item 512(a) of Regulation S-K, the undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Pursuant to Item 512(b) of Regulation S-K:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Pursuant to Item 512(e) of Regulation S-K:

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide interim financial information.

Pursuant to Item 512(h) of Regulation S-K:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 26th day of September, 2006.

(Registrant)	ADUDDELL INDUSTRIES, INC.
	By:	/s/ Ron Carte
	Name:	Ron Carte

Title:	President

By:	/s/ Reggie Cook
Name:	Reggie Cook
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/Ron Carte	Director	September 26, 2006

Ron Carte

/s/Tim Aduddell*	Director	September 26, 2006

Tim Aduddell

/s/David Aduddell*	Director	September 26, 2006

David Aduddell

/s/Jerry Whitlock*	Director	September 26, 2006

Jerry Whitlock

/s/Stan Genega*	Director	September 26, 2006

Stan Genega

/s/Thomas Parrish*	Director	September 26, 2006

Thomas Parrish

*	By Ron Carte pursuant to Power of Attorney.

INDEX TO EXHIBITS

Exhibit
Number	Description	Method of Filing

4.1	Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-8 filed with the Commission on June 8, 2006
4.2	Bylaws	Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-8 filed with the Commission on June 8, 2006
5	Opinion of McAfee & Taft A Professional Corporation	Incorporated by reference to Exhibit 5 to the registrant’s Registration Statement on Form S-3 filed with the Commission on September 21, 2006
23.1	Consent of Sutton Robinson Freeman & Co., P.C.	Incorporated by reference to Exhibit 23.1 to the registrant’s Registration Statement on Form S-3 filed with the Commission on September 21, 2006
23.2	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5)	Incorporated by reference to Exhibit 23.2 to the registrant’s Registration Statement on Form S-3 filed with the Commission on September 21, 2006
24	Power of Attorney (included on signature page)	Incorporated by reference to Exhibit 24 to the registrant’s Registration Statement on Form S-3 filed with the Commission on September 21, 2006